UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

Norcraft Holdings, L.P.

Norcraft Companies, L.P.

(Exact name of registrants as specified in their charters)

Delaware	333-119696	75-3132727
Delaware	333-114924	36-4231718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (800) 297-0661

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

ITEM 9.01 Financial Statements and Exhibits

SIGNATURES

ITEM 1.01 Entry Into a Material Definitive Agreement

On May 2, 2006, Norcraft Companies, L.P. (“Norcraft”), Norcraft Intermediate Holdings, L.P. (“Intermediate Holdings”), Norcraft Finance Corp. (“Norcraft Finance”) and Norcraft Canada Corporation (“Norcraft Canada” and together with Norcraft Finance, the “Subsidiary Guarantors”) entered into an amended and restated credit agreement (the “Amended Agreement”) with UBS Securities LLC, as book manager and lead arranger, Wachovia Bank, National Association, as syndication agent, Wachovia Capital Markets, LLC, as co-arranger, UBS Loan Finance, LLC, as swingline lender, UBS AG, Stamford Branch, as issuing bank, administrative agent for the lenders and as collateral agent for the secured parties (the “Agent”), CIT Lending Services Corporation, as documentation agent, and the lending institutions party thereto.

The Amended Agreement amends and restates the Credit Agreement entered into on October 21, 2003, by and among Norcraft, Intermediate Holdings (as transferee of Norcraft Holdings, L.P.), the Subsidiary Guarantors, UBS Securities LLC, as book manager and lead arranger, Wachovia Bank, National Association, as syndication agent, Wachovia Capital Markets, LLC, as co-arranger, UBS Loan Finance, LLC, as swingline lender, the Agent, CIT Lending Services Corporation, as documentation agent, and the lending institutions party thereto (the “Original Agreement”).

The Original Agreement provided for a $25.0 million revolving credit facility and a $45.0 million term loan facility. The Amended Agreement provides for a revolving credit facility with maximum borrowings of $60,000,000 and no term loan facility.

Borrowings under the revolving credit facility are available until its maturity for use for general corporate purposes, including acquisitions of assets and capital stock of other companies, to the extent permitted by the Amended Agreement. The revolving credit facility matures on May 2, 2011 and has no scheduled amortization or commitment reductions.

Borrowings under the Amended Agreement bear interest at a variable interest rate based on either an adjusted LIBOR rate or an alternate base rate plus an applicable margin of 1.75% and 0.75%, respectively. After Norcraft delivers to the Agent its financial statements for the fiscal period ending September 30, 2006, the applicable margin percentage will be subject to adjustment based on the ratio of Norcraft’s consolidated indebtedness to its consolidated EBITDA. On the last day of each calendar quarter, Norcraft is required to pay each lender a 0.375% per annum commitment fee in respect of any unused commitments of such lender under the revolving loan facility.

The Amended Agreement includes customary representations and warranties and affirmative and negative covenants substantially similar to those in the Original Agreement. The Amended Agreement contains covenants, which, among other things, limit: (i) additional indebtedness; (ii) dividends; (iii) capital expenditures and (iv) acquisitions, mergers and consolidations. The Amended Agreement also contains certain financial covenants, including maximum leverage ratio, minimum interest coverage ratio and minimum fixed charge coverage ratio. Indebtedness under the Amended Agreement is secured by substantially all of Norcraft’s assets, including its real and personal property, inventory, accounts receivable, intellectual property and other intangibles. In addition, the Amended Agreement is guaranteed by Intermediate Holdings and secured by its assets (including Norcraft’s equity interests), as well as guaranteed by and secured by the equity interests and substantially all of the assets of the Subsidiary Guarantors.

The Amended Agreement also contains customary events of default, and upon the occurrence of such events of default, the outstanding obligations under the Amended Agreement may be accelerated and become due and payable immediately.

Certain of the lending institutions party to the Amended Agreement, and their respective affiliates, have performed, and may in the future perform, for Intermediate Holdings, Norcraft and its subsidiaries various investment banking and other financial advisory services, for which they have received, and may receive in the future, customary fees and expense reimbursement.

The foregoing does not constitute a complete summary of the terms of the Amended Agreement. The description of the terms of the Amended Agreement is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Amended and Restated Credit Agreement, dated as of May 2, 2006, by and among Norcraft Companies, L.P., Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp., Norcraft Canada Corporation, the lenders from time to time party thereto, UBS Securities LLC, as book manager and lead arranger, Wachovia Bank, National Association, as syndication agent, Wachovia Capital Markets, LLC, as co-arranger, UBS Loan Finance, LLC, as swingline lender, UBS AG, Stamford Branch, as issuing bank, administrative agent for the lenders and as collateral agent for the secured parties, and CIT Lending Services Corporation, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2006	By:	/s/ Leigh Ginter
Leigh Ginter
Chief Financial Officer